FIRST AMENDMENT TO

FIRST AMENDED AND RESTATED ADMINISTRATIVE AGREEMENT

This First Amendment (“Amendment”) dated May 18, 2026 is made to the First Amended and Restated Administrative Agreement dated May 18th, 2026 (the “Agreement”) between RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS, a Delaware statutory trust hereinafter called the “Trust,” and RUSSELL INVESTMENTS FUND SERVICES, LLC, a Washington limited liability company hereinafter called the “Administrator.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, the Trust and the Administrator desire to restate Exhibit A of the Agreement to add a new Fund.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Exhibit A to the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

2.	Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to the First Amended and Restated Administrative Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.

RUSSELL INVESTMENTS EXCHANGE TRADED FUNDS		RUSSELL INVESTMENTS FUND SERVICES, LLC

By:	/s/ Vernon Barback	By:	/s/ Ross Erickson
Name:	Vernon Barback	Name:	Ross Erickson
Title:	President and Chief Executive Officer	Title:	President

Exhibit A

As consideration for the Administrator’s services to the Funds listed below (as amended from time to time), the Administrator shall receive from each of those Funds an annual administration fee, accrued daily at the rate of 1/365th of the applicable administration fee on each day and payable monthly. The applicable administration fee will be based upon total Fund average daily net assets as set forth below.

Funds	Fee in Basis Points
Russell Investments U.S. Small Cap Equity ETF
Russell Investments International Developed Equity ETF
Russell Investments Global Equity ETF
Russell Investments Emerging Markets Equity ETF	4.8
Russell Investments Global Infrastructure ETF
Russell Investments Global Real Estate ETF
Russell Investments Core Plus Bond ETF
Russell Investments Multisector Bond ETF